CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2014, relating to the financial statements and financial highlights of YieldShares High Income ETF, a series of Exchange Traded Concepts Trust, for the period ended December 31, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 30, 2014